Exhibit 12

BCE INC.
Bureau 3700
1000, rue do la Guachetière ouest
Montréal, Québec
H3B 4Y7

June 18, 2000

Kenny A. Troutt
Troutt Family Trust
- Separate Trust Estate of Kenny A. Troutt
Troutt Family Trust
- Community Property
Kenny Troutt Investment Partnership, Ltd.
Lisa E. Troutt Children's Trust
Kenny A. Troutt Children's Trust
KAT Children's Trust II
(collectively, the "Troutt Group")
c/o Mr. Kenny A. Troutt
10595 Strait Lane
Dallas, TX 75229
U.S.A.

Mr. Charles Sirois Telesystem Telecom Ltd. (collectively, the "Sirois Group") c/o Mr. Charles Sirois Suite 2500 1000, rue do la Guachetière ouest Montréal, QC H3B 4W5

Amendments to Teleglobe Inc, Lock-Up Agreements

          Reference is made to the letter agreements dated February 15, 2000 between BCE Inc. ("BCE") and the Troutt Group (the "Troutt Lock-Up Agreement") and between BCE and the Sirois Group (the "Sirois Lock-Up Agreement" and, together with the Troutt Lock-Up Agreement, the "Lock-Up Agreements"), setting forth the terms and conditions upon which BCE agreed to acquire from the Troutt Group and the Sirois Group (collectively, the " Sellers") all of the common shares in the capital of Teleglobe Inc. (the "Company") owned by them.

          The parties have agreed to make certain changes to the manner in which the acquisition (the "Revised Acquisition") of the common shares of Teleglobe not already owned by BCE or its affiliates (the "Common Shares") will be completed.

          The Company has also agreed to similar changes and has entered into an agreement with BCE to reflect such changes pursuant to the amendment (the "Amending Support Letter ") dated June 18, 2000 to support agreement dated February 15, 2000. A copy of the agreement which BCE has entered into with the Company has been provided to Kenny A. Troutt on behalf of the Troutt Group and to Charles Sirois on behalf of the Sirois Group. Terms defined in the Amending Support Letter which appear herein without definition have the meanings ascribed to them in the Amending Support Letter.

          BCE, the Troutt Group and the Sirois Group acknowledge and agree that the form of the Revised Acquisition, the timing of the Revised Acquisition and related matters and the consideration under the Revised Acquisition shall be set forth in and governed by the Amending Support Letter and that the provisions of the Lock-Up Agreements shall apply mutatis mutandis to the Revised Acquisition. Additionally, each Lock-Up Agreement is hereby amended as follows: (a) the phrase "or to take-up and pay for any Common Shares tendered under the Offer" contained in clause (y) of subsection 1(d) thereof is hereby deleted; (b) section 3 thereof is hereby deleted in its entirely; and (c) the second clause (i) of subsection 4(b) thereof beginning "it will use its reasonable best efforts" is hereby deleted in its entirety.

          BCE and the Sellers acknowledge that time is of the essence of the Support Agreement and that BCE has completed its due diligence with respect to the Company to BCE's satisfaction and BCE agrees that it will use its best efforts to realize the Alternative Plan of Arrangement in accordance with the provisions of the Support Agreement an din accordance with the timetable annexed as Schedule 2 thereto.

          Except as amended by this agreement, the provisions of the Lock-Up Agreements shall continue in full force and effect. In the event of any inconsistency between this agreement and the provisions of the Lock-Up Agreements, the provisions of this agreement shall prevail.

          This agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

          The parties hereto have expressly requested that this agreement be drafted in the English language. Les parties á la présente ont expressément demandé que cette entente soit rédigée dans la langue anglaise.

          If the foregoing accurately reflects the terms and conditions of our agreement, would you kindly indicate your acceptance hereof by signing, dating and returning to BCE the enclosed duplicate original of this agreement by facsimile or otherwise.

BCE INC.

by /S/ MARTINE TURCOTTE __________________________________ Chief Legal Officer

Irrevocably accepted and agreed to this 18th day of June, 2000.

WITNESS:	)
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	) ) )	/S/ KENNY A. TROUTT ____________________________________ Kenny A. Troutt
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	) ) ) )	/S/ KENNY A. TROUTT ____________________________________ Troutt Family Trust-Separate Trust Estate of Kenny A. Troutt, by its sole trustee, Kenny A. Troutt
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	) ) ) )	/S/ KENNY A. TROUTT ____________________________________ Troutt Family Trust-Community Property, by its sole trustee, Kenny A. Troutt
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	) ) ) ) ) )	/S/ STEVEN TROUTT ____________________________________ Lisa E. Troutt Children's Trust Kenny A. Troutt Children's Trust and KAT Children's Trust II, by their sole trustee, Steven Troutt
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	)	/S/ CHARLES SIROIS ____________________________________ Charles Sirois

KENNY TROUTT INVESTMENT PARTNERSHIP, LTD., by its general partner Troutt Enterprise LLC by /S/ KENNY A. TROUTT __________________________________

TELESYSTEM TELECOM LTD.

by /S/ CHARLES SIROIS __________________________________